Exhibit 14(a)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated November 24, 2021, with respect to the financial statements and financial highlights of abrdn Global Infrastructure Income Fund, incorporated herein by reference and to the reference to our firm under the heading “Financial Highlights” in the Combined Proxy Statement/Prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

August 11, 2022